Exhibit 99.1

Towerstream Announces Strategic Repositioning of Business and Retention of Investment Bank

MIDDLETOWN, RI, March 19, 2018 - Towerstream Corporation (OTCQB:TWER) a fixed wireless fiber alternative provider, announced today that its Board of Directors has commenced evaluation of strategic repositioning of the company as it moves to leverage its existing key assets in major U.S. markets. In conjunction with such announcement, the company is launching a concerted focus on indirect and wholesale channels and the retention of Bank Street Group LLC as its independent financial advisor to explore strategic alternatives with such broadband carriers.

“After reviewing the core assets of the company, the Board has decided to work much more closely with other operators which have had a difficult time penetrating important markets,” said Ernest Ortega, Towerstream’s Chief Executive Officer. “Towerstream’s footprint in a dozen Tier 1 markets enable it to reach nearly 400,000 buildings. We already provide high speed broadband services to over 2,800 buildings in those markets, and carriers are looking to our leading footprint as a means of serving their own customers.”

The Company’s board determined that as part of its concerted efforts with other providers, it would undertake a review of strategic alternatives with the goal of maximizing shareholder value. “We look forward to our engagement with Bank Street, a company with an outstanding track record of leveraging their extensive transaction experience and deep industry experience to deliver outstanding results to their clients,” Said Mr. Ortega.

The Company has not set a definitive timetable for the completion of its review of strategic alternatives and there can be no assurances that the process will result in a transaction. Any potential strategic alternative will be evaluated by the Board of Directors. The Company does not intend to discuss developments with respect to the evaluation process unless a transaction is approved, or disclosure becomes appropriate.

ABOUT TOWERSTREAM CORPORATION

Towerstream Corporation (OTCQB:TWER) (www.towerstream.com) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses.  The Company offers broadband services in twelve urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

SAFE HARBOR

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact

John Macdonald

Chief Financial Officer

Towerstream

401-608-8446

ir@towerstream.com